Exhibit 4.10

FORM 51-102F3
CONFIDENTIAL MATERIAL CHANGE REPORT

ITEM 1.	NAME AND ADDRESS OF ISSUER

Scorpio Gold Corporation (“Scorpio” or the “Company”)
#750 – 1095 W Pender Street
Vancouver, BC V6E 2M6

ITEM 2.	DATE OF MATERIAL CHANGE

July 16, 2025

ITEM 3.	NEWS RELEASE

See Item 6 below.

ITEM 4.	SUMMARY OF MATERIAL CHANGE

The Company, through its wholly-owned subsidiary, Scorpio Gold (US) Corporation (“Scorpio US”), entered into a purchase agreement dated July 16, 2025 (the “Agreement”) with an arm’s length third party (the “Buyer”) for the sale of Mineral Ridge Gold, LLC (“MRG”), a wholly-owned subsidiary of Scorpio US, along with the related unpatented mining claims comprising MRG’s Mineral Ridge project located in Esmeralda County, Nevada (the “Project”), for an aggregate cash purchase price of US$7,500,000 (the “Transaction”).

ITEM 5.1	FULL DESCRIPTION OF MATERIAL CHANGE

The Company, through its wholly-owned subsidiary, Scorpio US, entered into the Agreement with the Buyer for the sale of MRG and the related unpatented mining claims comprising the Project, for an aggregate cash purchase price of US$7,500,000.

US$700,000 of the purchase price will be advanced by the Buyer within fifteen (15) business days of the execution date of the Agreement, as a non-refundable deposit to the Company. Upon closing of the Transaction, a further US$4,300,000 will be due by the Buyer to the Company and a further US$1,500,000 will be retained in escrow as an indemnification holdback, with such funds being released to the Company on the 3-month (as to 50%) and 9-month (as to 50%) anniversaries of the closing date, and an additional US$1,000,000 will be paid on the 12-month anniversary of the Agreement by the Buyer to the Company. The Buyer will also replace or assume the reclamation bond obligations of the Company and Scorpio US related to the Project. Certain assets associated with the Project will be retained by the Company and transferred to its subsidiary, Scorpio US, in advance of closing. The Agreement also provides for a US$300,000 break fee payable by Scorpio US to the Buyer in the event Scorpio US terminates the Agreement other than for a breach by the Buyer.

ITEM 5.2	DISCLOSURE FOR RESTRUCTURING TRANSACTIONS

N/A

ITEM 6.	RELIANCE ON SUBSECTION 7.1(2) OF NATIONAL INSTRUMENT 51-102

N/A

ITEM 7.	OMITTED INFORMATION

N/A

ITEM 8.	EXECUTIVE OFFICER

Contact:	Zayn Kalyan, CEO and Director
Telephone:	(604) 252 2672

ITEM 9.	DATE OF REPORT

July 25, 2025